Exhibit 10.9

SECOND AMENDMENT TO THE

DYNEGY INC. EXECUTIVE CHANGE IN CONTROL SEVERANCE PAY PLAN

WHEREAS, Dynegy Inc. (the “Company”) has established and maintains the Dynegy Inc. Executive Change in Control Severance Pay Plan (As Amended and Restated Effective April 3, 2008) (the “Plan”) for the benefit of eligible employees of certain participating employers;

WHEREAS, pursuant to Section 4.3 of the Plan, the Board of Directors of the Company (the “Board”), including by action of the Compensation and Human Resources Committee of the Board (the “Compensation Committee”), reserves the right to amend, in whole or in part, any or all of the provisions of the Plan, subject to the limitations reflected in Section 4.3 of the Plan;

WHEREAS, the Board terminated the Dynegy Excise Tax Reimbursement Policy effective March 18, 2013; and

WHEREAS, the Compensation Committee desires to amend the Plan to implement a “Best Net” provision within the Plan for any Covered Individual subject to an excise tax as a result of any payment made pursuant to the Plan.

NOW, THEREFORE, BE IT RESOLVED, that the Plan shall be and hereby is amended effective as of March 18, 2013, by adding the following new paragraph at the end of Section 3.1:

Notwithstanding any provision in the Plan to the contrary, if a Covered Individual is entitled to severance benefits under this Plan and other payments and/or benefits in connection with a change of ownership or effective control of the Company covered by Code Section 280G (collectively, the “Company Payments”), and if such Company Payments would otherwise equal or exceed 300% of the Covered Individual’s base amount as defined in Code Section 280G(b)(3) (the “Threshold Amount”), then the amount of the severance benefits under this Plan to such Covered Individual will be reduced to an amount that is less than such Threshold Amount, but only if and to the extent such reduction will also result in, after taking into account all taxes, including any income taxes (together with any interest or penalties thereon, the “Additional Income Tax”) and any excise tax pursuant to Code Section 4999, a greater after-tax benefit to the Covered Individual than the after-tax benefit to the Covered Individual of the Company Payments computed without regard to any such reduction.  If the severance benefits under this Plan must be reduced, the order of reduction shall be in accordance with Code Section 409A and unless otherwise required to satisfy Code Section 409A, (a) the order of reduction shall be as follows: (i) first, the severance pay under Sections 3.1(a) and (b); (ii) second, the outplacement and other services under Section 3.1(d); (iii) third, the continued life insurance coverage under Section 3.1(c); (iv) fourth, the continued disability insurance coverage under Section 3.1(c); (v) fifth, the continued dental insurance coverage under Section 3.1(c); and (vi) sixth, the continued medical and dental coverage under Section 3.1(c); and (b) subject to the order of reductions specified in subparagraph (a), the payments that would otherwise be made latest in time shall be reduced first and payments that would be otherwise be made at the same time shall be reduced pro rata.

All determinations under this paragraph shall be made by an independent certified public accounting firm (the “Accounting Firm”).  The Accounting Firm shall be designated by the Plan Administrator no later than the tenth business day following the public announcement by the Company of an event which, if consummated, would constitute a Change of Control.  If the Accounting Firm has not been designated by such date, the Accounting Firm shall be the independent certified public accounting firm serving as the Company’s auditor immediately prior to the Change of Control; provided, that if the Accounting Firm has not been designated by such date and the firm serving as the Company’s auditor declines to serve as the Accounting Firm, the Accounting Firm shall be designated by the majority vote of the Executive Management Team.  The Company shall be responsible for all fees and expenses of the Accounting Firm.  In making the determination of any excise tax pursuant to Code Section 4999, the Accounting Firm shall take into account the value of any covenant by the Covered Individual to refrain from performing services, such as under a covenant not to compete.

IN WITNESS WHEREOF, the undersigned has caused this Second Amendment to the Plan to be executed this 18th day of March, 2013, effective as hereinbefore provided.

DYNEGY INC.

/s/ Julius Cox
Julius Cox
Vice President — Human Resources and Business Services